Exhibit 99.1

CTC MEDIA

FINANCIAL RESULTS FOR

THE FIRST QUARTER ENDED MARCH 31, 2010

Moscow, Russia — April 29, 2010 — CTC Media, Inc. (“CTC Media” or “the Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced its unaudited consolidated financial results for the first quarter ended March 31, 2010.

	Three Months
	Ended March 31,
(US$ 000’s except per share data)	2009	2010	Change

Total operating revenues	$104,778	$123,200	18%

Total operating expenses	(68,195)	(86,924)	27%

OIBDA(1)	39,164	39,653	1%

OIBDA margin(2)	37.4%	32.2%

Net income/(loss) attributable to CTC Media, Inc. stockholders	23,312	25,199	8%

Diluted earnings per share	$0.15	$0.16	7%

FINANCIAL HIGHLIGHTS

•                  Total revenues of $123.2 million — up 3% year-on-year in ruble terms

•                  Russian advertising revenues up 4% year-on-year in ruble terms

•                  Total operating expenses up 12% year-on-year in ruble terms

•                  Fully diluted earnings per share of $0.16 (Q1 2009: $0.15)

•                  Net cash position of $76.2(3) million at end of the period

•                  $0.065 per share second installment of 2010 cash dividend to be paid on June 30, 2010 to stockholders of record as of June 1, 2010

OPERATING HIGHLIGHTS

•                  Average combined 4+ audience share in Russia up year-on-year from 12.4% to 13.0%

•                  Target audience shares up year-on-year for CTC and Domashny networks

•                  Successful introduction of CTC-international following its North American launch in December 2009

•                  Sale of 100% interest in Kazakh radio station for $2.0 million in cash in January 2010

(1) OIBDA is defined as operating income before depreciation and amortization (excluding amortization of programming rights and sublicensing rights).

(2) OIBDA margin is defined as OIBDA divided by total operating revenues. Both OIBDA and OIBDA margin are non-GAAP financial measures. Please see the accompanying financial tables at the end of this release for a reconciliation of OIBDA to operating income and OIBDA margin to operating income margin.

(3) Net cash position is defined as cash, cash equivalents and short-term investments less interest bearing liabilities.

Anton Kudryashov, Chief Executive Officer of CTC Media, commented: “The Russian TV advertising market has stabilized and is growing again, which reflects the increasing demand from domestic and international advertisers. Our 18% year-on-year reported advertising revenue growth in US dollar terms in the first quarter reflects the efficient monetization of substantially increased target audience shares for our CTC and Domashny channels, with continued high power ratios, as well as favorable currency exchange rate movements. We have also reported a 24% year-on-year increase in our US dollar sublicensing and own production revenues, and our CTC-international channel has made an encouraging start in the US market.

“As anticipated, we have increased our investments in the programming schedules and network coverage of our DTV and Domashny channels, in order to drive up their audience and market shares, but we have still delivered an OIBDA margin of over 32% in the seasonally weak first quarter period. We have used part of our cash flows to make the first of our intended 2010 dividend payments and to repay all of our outstanding debt. As before, we are also increasing our capital expenditure levels to move our digital play-out facility and headquarters to a single location in Moscow, to create a back-up facility at our existing location, and to continue the ongoing digitalization of our content library and upgrading of our broadcasting equipment.

“Approximately 90% of our forecast full year 2010 Russian national inventory has now already been booked under forward contracts and the pricing environment is improving. We are also continuing to review all of our options following the changes in Russian legislation regarding advertising sales, and we see potential opportunities to increase sales efficiency and transparency levels moving forward.”

Operating Review

Revenues

	Three Months Ended March 31,
(US$ 000’s)	2009	2010	Change

Operating revenues:
Advertising	$99,075	$116,983	18%
Sublicensing and own production revenue	4,875	6,042	24%
Other revenue	828	175	-79%
Total operating revenues	$104,778	$123,200	18%

Total operating revenues were up 18% year-on-year in the first quarter in US dollar terms, which reflected the strengthening of the Company’s principal operating currency (the Russian ruble) against its US dollar reporting currency, as well as higher audience shares for the CTC and Domashny channels. Total operating revenues were up 3% year-on-year in ruble terms. Russian advertising sales accounted for just over 90% of the first quarter total operating revenues and were up 4% year-on-year in ruble terms.

	Three Months Ended March 31,
(US$ 000’s)	2009	2010	Change

Operating revenues by segment(1):
CTC Network	$70,555	$82,639	17%
Domashny Network	10,567	13,431	27%
DTV Network	8,667	9,885	14%
CTC Television Station Group	10,254	12,128	18%
Domashny Television Station Group	1,739	1,681	-3%
DTV Station Television Group	774	674	-13%
CIS Group	2,044	2,217	8%
Production Group	178	442	148%
CTC-international	—	103
Total operating revenues	$104,778	$123,200	18%

The CIS Group, which accounted for 1.9% of revenues in the quarter, reported a 8% year-on-year increase in sales. This primarily reflected higher advertising rates and sell-out levels for Channel 31 in Kazakhstan, which were partially offset by a lower target audience share.

The Company’s sublicensing and own production revenue increased by 24% year-on-year in dollar terms to $6.0 million (Q1 2009: $4.8 million), primarily as a result of increased sales of content to broadcasters in Ukraine. The CTC-international channel has also performed well since its December 2009 launch, having signed up 18,000 subscribers and generated $103,000 in revenues (included in sublicensing and own production revenue).

Share of Viewing in Target Demographics

	Average Audience Shares (%)
	Q1 2009	Q4 2009	Q1 2010

CTC Network (all 6-54)	11.4	12.7	12.6
Domashny Network (women 25-60)	2.6	2.9	3.0
DTV Network (all 25-54)	2.2	2.1	2.1
Channel 31 (all 6-54)	12.7	10.4	10.5

The flagship CTC Network’s average target audience share was up year-on-year from 11.4% to 12.6%, reflecting the strengthening of its programming schedule. Major audience share drivers in the first quarter included new episodes of ‘Daddy’s Girls’, ‘Margosha’ and ‘Voroniny’ (an adaptation of ‘Everybody Loves Raymond’), supported by a strong line-up of Hollywood blockbusters during weekday prime-time.

Domashny’s target audience share was also up year-on-year in the first quarter from 2.6% to 3.0%, making it the most watched second-tier channel in Russia in its target demographic. The increase in audience share reflected the launch of Russian female comedy sketch show ‘One for All’ and the continued success of ‘House M.D.’, which were supported by a high-rating lineup of movies and a variety of Russian programs and documentaries.

(1) Segment revenues are shown from external customers only, net of intercompany revenues of $7.3 million in the first quarter of 2009 and $9.3 million in the first quarter of 2010, primarily related to revenues from the Production Group that have been eliminated in the consolidation of the Company’s revenues.

The DTV channel, which has been focused on the 25-54 year-old target audience group since January 2009, reported a slightly lower audience share year-on-year and a stable audience share quarter-on-quarter. This was primarily due to strong competition from top-tier broadcasters (such as the Rossiya 2 channel, which aired the Winter Olympics), the relative underperformance of a number of DTV’s Russian shows, and the postponed launch of important premieres, which are expected to have a positive impact on DTV’s audience share moving forward.

Channel 31’s target audience share was down year-on-year from 12.7% to 10.5% but slightly up quarter-on-quarter. The year-on-year decline was primarily related to changes in the TNS measurement panel (driven, among other things, by a growth in cable TV penetration), which negatively affected all free-to-air channels in Kazakhstan, and the softer performance of Russian language content, some of which has been dubbed into Kazakh following the introduction of stricter local language programming requirements. Channel 31 was the third-most watched channel in Kazakhstan in the first quarter of 2010 in its target ‘all 6-54’ demographic.

Expenses

	Three Months Ended March 31,
(US$ 000’s)	2009	2010	Change

Operating expenses:
Direct operating expenses	$7,347	$12,473	70%
Selling, general & administrative expenses	18,322	20,258	11%
Amortization of programming rights	36,883	49,461	34%
Amortization of sublicensing rights and own production cost	3,062	1,355	-56%
Depreciation & amortization	2,581	3,377	31%
Total operating expenses	$68,195	$86,924	27%

Total operating expenses  were up 27% year-on-year in the first quarter in US dollar terms and up 12% in ruble terms, which primarily reflected the year-on-year increase in programming amortization costs and direct operating expenses.

Direct operating expenses were up 70% year-on-year in US dollar terms and up 49% in ruble terms, largely as a result of an increase in network affiliation expenses and transmission fees, as well as $2.5 million of stock-based compensation expenses arising from the granting of options in October and December 2009 under the Company’s 2009 Stock Incentive Plan, and the granting of equity-based incentive awards in the first quarter of 2010.

Selling, general and administrative expenses were up 11% year-on-year in US dollar terms but down 3% year-on-year in ruble terms. The decrease in local currency terms was primarily the result of decreases in advertising and promotion expenses, caused by the rescheduling of advertising campaigns and decreases in headcount, which were partially offset by annual increases in salaries and benefits.

Stock-based compensation expenses allocated to direct operating and selling, general and administrative expenses totaled $7.3 million in the first quarter (Q1 2009: $4.3 million), of which $2.3 million related to stock options granted at the end of 2009 according to the terms of the Company’s 2009 Stock Incentive Plan, and $1.3 million related to equity-based incentive awards.

Programming expenses were up 34% year-on-year in US dollar terms and up 18% in ruble terms. The year-on-year increase in programming costs in the first quarter reflected additional investments in the Domashny and DTV schedules, in-line with CTC Media’s previously announced development strategy for the smaller channels, as well as more expensive blockbuster movies aired on CTC in February and March, which resulted in an 18% year-on-year increase in the average quarterly audience share for the weekday 10:00pm movie slot. An increase in the amortization of programming rights was also recorded by the DTV Network, due to higher impairment charges caused by the moving some underperforming Russian and international series to late night slots ($1.4 million). Total content impairment charges amounted to $3.1 million in the first quarter of 2010 (Q1 2009: $1.5 million).

Sublicensing and own production costs were down 56% year-on-year in US dollar terms and down 61% in ruble terms. This decline was primarily due to a one-off expense incurred in the first quarter of 2009 in conjunction with the production of a motion picture for theatrical release.

Consolidated OIBDA increased year-on-year to $39.7 million in the first quarter (Q1 2009: $39.2 million), with an OIBDA margin of 32.2% (Q1 2009: 37.4%).

Net interest income was $0.7 million in the first quarter of 2010 compared to net interest expenses of $1.1 million in the same period of 2009, following the stepped repayment of the Company’s US$135 million syndicated loan facility during 2009 and in the first quarter of 2010. As of March 31, 2010, the credit facility had been fully repaid.

Other non-operating income was $1.6 million in the first quarter of 2010 (Q1 2009: net loss of $0.2 million), which primarily related to the recognized gain on the sale of the Company’s interest in a radio station in Kazakhstan for total consideration of $2.0 million. The radio station was previously part of the Channel 31 Group and its spin-off was in-line with the focusing of the Kazakh business on its core television assets.

Pre-tax income, therefore, increased by 23% year-on-year to $38.4 million in the first quarter (Q1 2009: $31.3 million).

Net income attributable to CTC Media, Inc. stockholders increased year-on-year to $25.2 million in the first quarter (Q1 2009: $23.3 million), and fully diluted earnings per share increased to $0.16 (Q1 2009: $0.15).

Cash Flow

The Company’s net cash flow from operating activities totaled $5.1 million for the first quarter of 2010 (Q1 2009: $27.8 million) and reflected the effect of higher spending on programming and sublicensing rights, which was partially offset by higher advertising sales in the first quarter 2010. The increase in cash paid for programming rights in the first quarter of 2010 was primarily due to advance payments for programming that will be aired in 2010 and thereafter.

Cash used in investing activities totaled $26.4 million (Q1 2009: $13.0 million) and included $12.8 million in earn-out payments related to the acquisitions of Costafilm and Soho Media in 2008.

Cash used in financing activities amounted to $38.4 million in the quarter (cash provided by financing activities in Q1 2009: $42 thousand) and included the payment of $10 million in cash dividends to the Company’s stockholders and the repayment of the remaining $28.3 million of borrowings from the Company’s credit facility.

The Company’s cash and cash equivalents and short-term investments amounted to $76.2 million at March 31, 2010, compared to $123.5 million at the end of 2009.

Borrowings

In March 2010, the Company repaid the remaining $28.3 million balance on its $135 million syndicated loan facility. The Company therefore had a net cash position of $76.2 million as at March 31, 2010, compared to a net cash position of $95.2 million at the end of 2009.

Conference Call

The Company will host a conference call to discuss its 2010 first quarter financial results today, Thursday, April 29th, 2010, at 9:00 a.m. ET (5:00 p.m. Moscow time, 2:00 p.m. London time). To access the conference call, please dial:

+1 718 247 0882 (US/International)

+44 (0) 20 7138 0845 (UK/International)

Pass code: 1490497

A live webcast of the conference call will also be available via the investor relations section of the Company’s corporate web site - www.ctcmedia.ru/investors. The webcast will also be archived on the Company’s web site for two weeks.

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia, with operations throughout Russia and elsewhere in the CIS. It operates three free-to-air television networks in Russia - CTC, Domashny and DTV as well as Channel 31 in Kazakhstan and TV companies in Uzbekistan and Moldova, with a combined potential audience of over 180 million people. In 2009, CTC Media launched CTC-international, the international version of CTC, currently available via digital satellite in North America. CTC Media also owns two TV content production companies, Costafilm and Soho Media. The Company’s common stock is traded on The NASDAQ Global Select Market under the symbol “CTCM”. For more information on CTC Media, please visit www.ctcmedia.ru.

***

For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations

Ekaterina Ostrova or

Irina Klimova

Tel: + 7 495 783 3650

ir@ctcmedia.ru

Media Relations

Ekaterina Osadchaya or

Angelika Larionova

Tel: +7 495 785 6333

pr@ctcmedia.ru

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with US GAAP, the Company uses the following non-GAAP financial measures: OIBDA (on a consolidated and segment basis) and OIBDA margin. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the accompanying financial tables included at the end of this release.

The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding certain expenses that may not be indicative of its recurring core business operating results. These metrics are used by management to further its understanding of the Company’s operating performance in the ordinary, ongoing and customary course of operations. The Company also believes that these metrics provide investors and equity analysts with a useful basis for analyzing operating performance against historical data and the results of comparable companies.

OIBDA and OIBDA margin. OIBDA is defined as operating income before depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights). OIBDA margin is defined as OIBDA divided by total operating revenues. The most directly comparable GAAP measures to OIBDA and OIBDA margin are operating income and operating income margin, respectively. Unlike operating income, OIBDA excludes depreciation and amortization, other than amortization of programming rights and sublicensing rights. The purchase of programming rights is the Company’s most significant expenditure that enables it to generate revenues, and OIBDA includes the impact of the amortization of these rights. Expenditures for capital items such as property, plant and equipment have a materially less significant impact on the Company’s ability to generate revenues. For this reason, the Company excludes the related depreciation expense for these items from OIBDA. Moreover, a significant portion of the Company’s intangible assets were acquired in business acquisitions. The amortization of intangible assets is therefore also excluded from OIBDA.

Caution Concerning Forward Looking Statements

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, among others, statements regarding developments in the volume and pricing of television advertising in the Company’s target markets; the Company’s anticipated advertising sellout in 2010; the further development of the DTV and Domashny channels; the Company’s anticipated operating expenses and capital expenditures in 2010; and the Company’s intention to pay further dividends in 2010. These statements reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The potential risks and uncertainties that could cause actual future results to differ from those expressed by forward-looking statements include, among others, the implementation of recent Russian legislation that will change the structure of the Russian television advertising sales market; the Company’s current reliance on a single television advertising sales house for substantially all of its revenues; depreciation of the value of the Russian ruble compared to the US dollar; changes in the size of the Russian television advertising market; the Company’s ability to deliver audience share, particularly in primetime, to its advertisers; free-to-air television remaining a significant advertising forum in Russia; and restrictions on foreign involvement in the Russian television business. These and other risks are described in the “Risk Factors” section of CTC Media’s 2009 annual report on Form 10-K filed with the SEC on March 1, 2010.

Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME (LOSS)

(in thousands of US dollars, except share and per share data)

	Three months ended March 31,
	2009	2010
REVENUES:
Advertising	$99,075	$116,983
Sublicensing and own production revenue	4,875	6,042
Other revenue	828	175
Total operating revenues	104,778	123,200
EXPENSES:
Direct operating expenses (exclusive of amortization of programming rights and sublicensing rights, shown below, exclusive of depreciation and amortization of $2,051 and $2,765 for the three months ended March 31, 2009 and 2010 respectively; and inclusive of stock-based compensation of $213 and $2,648 for the three months ended March 31, 2009 and 2010, respectively)	(7,347)	(12,473)
Selling, general and administrative (exclusive of depreciation and amortization of $530 and $612 for the three months ended March 31, 2009 and 2010, respectively; inclusive of stock-based compensation of $4,077 and $4,681 for the three months ended March 31, 2009 and 2010, respectively)	(18,322)	(20,258)

Amortization of programming rights	(36,883)	(49,461)

Amortization of sublicensing rights and own production cost	(3,062)	(1,355)

Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	(2,581)	(3,377)

Total operating expenses	(68,195)	(86,924)

OPERATING INCOME	36,583	36,276

FOREIGN CURRENCY LOSSES	(4,033)	(273)

INTEREST INCOME	1,060	1,359

INTEREST EXPENSE	(2,154)	(692)

OTHER NON-OPERATING INCOME (LOSS), net	(220)	1,623

EQUITY IN INCOME OF INVESTEE COMPANIES	77	94

Income before income tax	31,313	38,387
INCOME TAX EXPENSE	(8,499)	(12,260)

CONSOLIDATED NET INCOME	22,814	$26,127

LESS: (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	$498	$(928)
NET INCOME ATTRIBUTABLE TO CTC MEDIA, INC. STOCKHOLDERS	$23,312	$25,199

Net income per share attributable to CTC Media, Inc. stockholders - basic	$0.15	$0.16

Net income per share attributable to CTC Media, Inc. stockholders - diluted	$0.15	$0.16

Weighted average common shares outstanding - basic	152,155,213	154,227,746

Weighted average common shares outstanding - diluted	155,799,555	154,703,273

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

	The three months ended March 31,
	2009	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$22,814	$26,127
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense (benefit)	(981)	1,389
Depreciation and amortization	2,581	3,377
Amortization of programming rights	36,883	49,461
Amortization of sublicensing rights and own production cost	3,062	1,355
Stock based compensation expense	4,290	7,330
Equity in income of unconsolidated investees	(77)	(94)
Foreign currency losses	4,033	273
Changes in operating assets and liabilities:
Trade accounts receivable	(240)	(2,993)
Prepayments	(1,698)	(1,315)
Other assets	1,292	(5,164)
Accounts payable and accrued liabilities	2,095	1,110
Deferred revenue	(3,912)	(1,703)
Other liabilities	(7,876)	(10,637)
Dividends received from equity investees	261	—
Acquisition of programming and sublicensing rights	(34,712)	(63,464)
Net cash provided by operating activities	27,815	5,052
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and intangible assets	(856)	(4,447)
Acquisitions of businesses, net of cash acquired	(12,145)	(12,829)
Proceeds from sale of businesses	—	2,026
Investments in deposits	—	(11,171)
Net cash used in investing activities	(13,001)	(26,421)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of loans	—	(28,250)
Decrease in restricted cash	65	119
Dividends paid to stockholders	—	(10,025)
Dividends paid to noncontrolling interest	(23)	(215)
Net cash provided by (used in) financing activities	42	(38,371)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(3,565)	1,245
Net increase (decrease) in cash and cash equivalents	11,291	(58,495)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	98,055	84,441
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$109,346	$25,946

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars, except share and per share data)

ASSETS	December 31, 2009	March 31, 2010

CURRENT ASSETS:
Cash and cash equivalents	$84,441	$25,946
Short-term investments	39,072	50,243
Trade accounts receivable, net of allowance for doubtful accounts (December 31, 2009 - $988; March 31, 2010 - $899)	24,230	28,079
Taxes reclaimable	7,491	11,684
Prepayments	31,277	45,741
Programming rights, net	79,268	79,337
Deferred tax assets	18,840	18,422
Other current assets	2,588	3,364
TOTAL CURRENT ASSETS	287,207	262,816
PROPERTY AND EQUIPMENT, net	25,539	27,349
INTANGIBLE ASSETS, net:		—
Broadcasting licenses	158,993	163,562
Cable network connections	29,689	30,730
Trade names	17,082	17,594
Network affiliation agreements	6,769	6,392
Other intangible assets	1,887	2,022
Net intangible assets	214,420	220,300
GOODWILL	226,116	232,902
PROGRAMMING RIGHTS, net	64,343	74,983
SUBLICENSING RIGHTS, net	546	334
INVESTMENTS IN AND ADVANCES TO INVESTEES	5,184	5,415
PREPAYMENTS	6,605	2,025
DEFERRED TAX ASSET	18,440	20,115
OTHER NON-CURRENT ASSETS	2,920	307
TOTAL ASSETS	$851,320	$846,546

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	51,088	50,756
Accrued liabilities	34,968	24,342
Taxes payable	27,871	19,234
Short-term loans and interest accrued	28,278	—
Deferred revenue	4,976	3,415
Deferred tax liabilities	5,112	6,487
TOTAL CURRENT LIABILITIES	152,293	104,234
DEFERRED TAX LIABILITIES	35,203	36,074
STOCKHOLDERS’ EQUITY:
Common stock; $0.01 par value; shares authorized 175,772,173; shares issued and outstanding December 31, 2009 and March 31, 2010 - 154,227,746)	1,542	1,542
Additional paid-in capital	386,950	393,022
Retained earnings	332,710	347,886
Accumulated other comprehensive loss	(58,428)	(37,797)
Non-controlling interest	1,050	1,585
TOTAL STOCKHOLDERS’ EQUITY	663,824	706,238
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$851,320	$846,546

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION

(in thousands of US dollars)

	Three months ended March 31, 2009
	Operating revenue from external customers	Intersegment revenue	Operating income/ (loss)	Capital expenditures	Depreciation and amortization	Amortization of programming rights	Amortization of sublicensing rights and own production cost	OIBDA
CTC Network	$70,555	$783	$34,302	$(64)	$(131)	$(28,492)	$(3,393)	$34,433
Domashny Network	10,567	3	3,383	(6)	(113)	(4,891)	—	3,496
DTV Network	8,667	—	3,721	(297)	(592)	(2,488)	—	4,313
CTC Television Station Group	10,254	277	5,270	(274)	(415)	(822)	—	5,685
Domashny Television Station Group	1,739	294	77	(52)	(311)	(5)	—	388
DTV Television Station Group	774	28	(1,193)	—	(720)	(1)	—	(473)
CIS Group	2,044	—	(1,362)	(161)	(222)	(1,533)	—	(1,140)
Production Group	178	5878	263	—	(12)	—	(4,890)	275
Corporate Office	—	—	(7,856)	(11)	(65)	—	—	(7,791)
Business segment results	$104,778	$7,263	$36,605	$(865)	$(2,581)	$(38,232)	$(8,283)	$39,186
Eliminations and other	—	(7,263)	(22)	9	—	1349	5,221	(22)
Consolidated results	$104,778	—	$36,583	$(856)	$(2,581)	$(36,883)	$(3,062)	$39,164

	Three months ended March 31, 2010
	Operating revenue from external customers	Intersegment revenue	Operating income/ (loss)	Capital expenditures	Depreciation and amortization	Amortization of programming rights	Amortization of sublicensing rights and own production cost	OIBDA
CTC Network	$82,639	$620	$39,483	$(574)	$(285)	$(36,602)	$(1,065)	$39,768
Domashny Network	13,431	51	2,811	(154)	(207)	(6,822)	—	3,018
DTV Network	9,885	10	283	(1,688)	(692)	(6,031)	(203)	975
CTC Television Station Group	12,128	383	7,333	(1,068)	(574)	(77)	—	7,907
Domashny Television Station Group	1,681	510	1	(608)	(371)	(1)	—	372
DTV Television Station Group	674	9	(1,460)	(1)	(971)	—	—	(489)
CIS Group	2,217	68	(895)	(261)	(151)	(1,565)	—	(744)
Production Group	442	7,175	(264)	(18)	(39)	—	(6,326)	(225)
Corporate Office	—	427	(11,112)	(33)	(84)	—	—	(11,028)
Business segment results	$123,097	$9,253	$36,180	$(4,405)	$(3,374)	$(51,098)	$(7,594)	$39,554
Eliminations and other	103	(9,253)	96	(42)	(3)	1,637	6,239	99
Consolidated results	$123,200	—	$36,276	$(4,447)	$(3,377)	$(49,461)	$(1,355)	$39,653

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA TO

CONSOLIDATED OPERATING INCOME

	Three months ended March 31,
	2009	2010
	In thousands of US dollars

OIBDA	$39,164	$39,653
Depreciation and amortization (exclusive of amortization of programming rights, sublicensing rights and own production cost)	(2,581)	(3,377)
Operating income	$36,583	$36,276

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA MARGIN TO

CONSOLIDATED OPERATING INCOME MARGIN

	Three months ended March 31,
	2009	2010

OIBDA margin	37.4%	32.2%
Depreciation and amortization (exclusive of amortization of programming rights, sublicensing rights and own production cost) as a percentage of total operating revenues	-2.5%	-2.7%
Operating income margin	34.9%	29.4%

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME

Three Months Ended March 31, 2009

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income

CTC Network	$34,433	$(131)	$34,302
Domashny Network	3,496	(113)	3,383
DTV Network	4,313	(592)	3,721
CTC Television Station Group	5,685	(415)	5,270
Domashny Television Station Group	388	(311)	77
DTV Television Station Group	(473)	(720)	(1,193)
CIS Group	(1,140)	(222)	(1,362)
Production Group	275	(12)	263
Corporate Office	(7,791)	(65)	(7,856)

Business segment results	$39,186	$(2,581)	$36,605
Eliminations and other	(22)	—	(22)
Consolidated results	$39,164	$(2,581)	$36,583

Three Months Ended March 31, 2010

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income

CTC Network	$39,768	$(285)	$39,483
Domashny Network	3,018	(207)	2,811
DTV Network	975	(692)	283
CTC Television Station Group	7,907	(574)	7,333
Domashny Television Station Group	372	(371)	1
DTV Television Station Group	(489)	(971)	(1,460)
CIS Group	(744)	(151)	(895)
Production Group	(225)	(39)	(264)
Corporate Office	(11,028)	(84)	(11,112)

Business segment results	$39,554	$(3,374)	$36,180
Eliminations and other	99	(3)	96
Consolidated results	$39,653	$(3,377)	$36,276